UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): September 18, 2012 (September 13, 2012)

Valeant Pharmaceuticals International, Inc.
(Exact name of registrant as specified in its charter)

Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

4787 Levy Street Montreal, Quebec H4R 2P9 Canada (Address of principal executive offices )	H4R 2P9 (Zip Code)

514-744-6792
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CAR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation Agreement with Mr. De Silva

On September 13, 2012, Valeant Pharmaceuticals International, Inc. (the "Company") entered into a separation agreement with Rajiv De Silva (the "Separation Agreement"), pursuant to which Mr. De Silva will continue to serve as the Company's President and Chief Operating Officer, Specialty Pharmaceuticals, until January 15, 2013, upon which date his employment with the Company will terminate.   Under the Separation Agreement, and subject to him executing and not revoking a release of claims, Mr. De Silva will be eligible to receive incentive compensation payments in an aggregate amount of up to $1,600,000, depending upon the attainment of certain performance goals while he remains employed with the Company.  In addition, Mr. De Silva will be entitled to receive (also subject to the effectiveness of a release of claims) total separation and other payments in an aggregate amount of $2,237,000 and 12 months of benefit continuation; provided, that if performance share units previously granted to Mr. De Silva do not vest prior to January 15, 2013, the aggregate amount of such payments shall be increased to $4,737,000 and such performance units shall be cancelled.  The Separation Agreement also contains non-solicitation and non-disparagement covenants.  The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

On September 13, 2012, the Company issued a press release announcing the agreement with Mr. De Silva.  The press release is attached as Exhibit 99.1 and incorporated herein by reference.

Increase in Size of Board; Appointment of Mr. Schiller

On September 17, 2012, upon the recommendation of the Nominating and Corporate Governance Committee of the board of directors of the Company (the "Board"), the Board increased the size of the Board from ten to eleven members and appointed Howard B. Schiller a director of the Board.  Mr. Schiller's term as director commenced immediately upon his appointment and his current term as director will expire at the Company's 2013 annual shareholder meeting or upon his prior death, resignation, retirement or removal from office, whichever is earliest.

Mr. Schiller has been the Company's Executive Vice President and Chief Financial Officer since December 2011.  Mr. Schiller joined the Company following a 24-year career at Goldman Sachs.  From 2009 to 2010, Mr. Schiller was the chief operating officer for the Investment Banking Division of Goldman Sachs, responsible for the management and strategy of the business.  From 2003 to 2009, he was responsible for the global healthcare, consumer products, retail, industrial and natural resource businesses in the Investment Banking Division of Goldman Sachs.  During his 24 years at Goldman Sachs, Mr. Schiller advised large multinational companies on strategic transactions, financings, restructurings and leveraged buyouts.

Mr. Schiller is on the New York board of Teach for America and on the board of the Cancer Research Institute. He is also on the business advisory council of the University of Chicago Law School. Mr. Schiller received his BS in economics from the Wharton School at the University of Pennsylvania and his JD from the University of Chicago Law School.

There are no arrangements or understandings between Mr. Schiller and any other persons pursuant to which Mr. Schiller was selected as a director, and there have been no transactions since the beginning of the Company's last fiscal year, or are currently proposed, regarding Mr. Schiller that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release, dated September 18, 2012, announcing the appointment of Mr. Schiller to the Board is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release, dated September 13, 2012, by Valeant Pharmaceuticals International, Inc. with respect to Mr. De Silva.
99.2	Press Release, dated September 18, 2012, by Valeant Pharmaceuticals International, Inc. with respect to Mr. Schiller.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

Date: September 18, 2012	By:	/s/ Robert Chai-Onn
Robert Chai-Onn
Executive Vice President, General Counsel and Corporate Secretary

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release, dated September 13, 2012, by Valeant Pharmaceuticals International, Inc. with respect to Mr. De Silva.
99.2	Press Release, dated September 18, 2012, by Valeant Pharmaceuticals International, Inc. with respect to Mr. Schiller.